Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760
WebMD Announces Fourth Quarter Financial Results
Total Revenue Increased 15%; Online Ad Revenue Increased 21%
WebMD Achieves Record Traffic with 54 Million Unique Monthly Users and 1.3 Billion Quarterly Page Views
New York, NY (February 19, 2009) - WebMD Health Corp. (Nasdaq: WBMD) today announced financial results for the three months ended December 31, 2008.
“Our fourth quarter results confirm WebMD’s market leadership in a challenging business environment. The size and breadth of the overall market opportunity for WebMD remains unchanged,” said Wayne Gattinella, President and CEO. “We remain confident in our ability to continue to deliver strong results over the long term.”
Financial Summary
Revenue for the fourth quarter was $111.5 million compared to $96.6 million in the prior year period, an increase of 15%. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the fourth quarter was $33.8 million or $0.58 per share compared to $33.1 million or $0.55 per share in the prior year period.
Income from continuing operations for the fourth quarter was $33.1 million or $0.57 per share, compared to $45.1 million or $0.75 per share in the prior year period.
Net income for the fourth quarter was $32.9 million or $0.56 per share, compared to $48.3 million or $0.81 per share in the prior year period. Net income in the fourth quarter of 2008 included a $21.5 million tax benefit relating to the reversal of reserves related to deferred tax assets and a restructuring charge of $2.9 million. Net income in the fourth quarter of 2007 included a tax benefit of $24.7 million relating to the reversal of reserves related to deferred tax assets and a gain of $3.6 million related to the sale of a business.
WebMD had approximately $325 million in cash and investments at December 31, 2008.
Segment Operating Highlights
Online Services segment revenue was $108.8 million for the fourth quarter compared to $92.3 million in the prior year period, an increase of 18%. Advertising and sponsorship revenue increased 21%, from the prior year period, to $85.3 million. Private portal licensing revenue increased 8%, from the prior year period, to $23.2 million. Online Services segment Adjusted EBITDA was $34.1 million compared to $31.6 million in the prior year period.

Traffic to the WebMD Health Network continued to grow strongly, reaching a record average of 54 million unique users per month and total traffic of 1.3 billion page views during the fourth quarter, increases of 21% and 30%, respectively, from a year ago. In the fourth quarter, 1.5 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 60% from the prior year period.
The base of large employers and health plans utilizing WebMD’s private Health and Benefits portals during the fourth quarter was 134 as compared to 117 a year ago. The installed base of customers licensing the WebMD private portal platform now includes: Blue Cross Blue Shield of North Carolina, Hewlett Packard Company, International Union of Operating Engineers and Ohio State University.
Publishing and Other Services segment revenue was $2.8 million for the fourth quarter compared to $4.3 million in the prior year period. The decrease is primarily related to a decline in advertising in WebMD’s Little Blue Book print products. Publishing and Other Services segment Adjusted EBITDA was a loss of $(338) thousand compared to a profit of $1.5 million in the prior year period.
Financial Guidance
WebMD reaffirmed its financial guidance for 2009 today. WebMD expects 2009 revenue to be $420 million to $450 million, an increase of 10% to 18% over 2008; Adjusted EBITDA to be $107 million to $122 million, an increase of 11% to 26% over 2008; income from continuing operations and net income of $30 million to $43 million, or $0.48 to $0.69 per share.
WebMD expects revenue to be in the range of $90 million to $92 million with Adjusted EBITDA representing approximately 19% of revenue for the first quarter of 2009. These amounts represent growth rates at the lower end of the annual financial guidance range and contemplate revenue growth of approximately 15% in advertising and sponsorship revenue and 4% in licensing revenue for the first quarter of 2009. Net income is estimated to be in the range of 2% to 3% of revenue for the first quarter of 2009.
Additional detail is provided in a schedule attached to this release.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its fourth quarter results at 4:45 pm (eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (Nasdaq: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: our guidance on WebMD’s future financial results and other projections or measures of WebMD’s future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; and expectations regarding the market for

WebMD’s investments in auction rate securities (ARS). These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.
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